Exhibit 99.7

May 19, 2017

Nivalis Therapeutics, Inc.

PO Box 18387

Boulder, Colorado, 80308

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Nivalis Therapeutics, Inc. (the “Company”) is filing a Registration Statement on Form S-4 (Registration No. 333-                ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely, /s/ James N. Topper
Name: James N. Topper, M.D., Ph.D.